EXHIBIT 99.1

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT, made and entered into as of this 18th day of June, 2010, by and between:

JUTA KETARA SDN BHD., a company duly organized and existing under the laws of Malaysia and having its office at 32B Jalan SS2/66, 47300 Petaling Jaya, Selangor, Malaysia (“Assignor”); and

TRIBAND SOLAR-WIND POWER SDN BHD., a corporation duly organized and existing under the laws of Malaysia and having its office at 10 Jalan Utama 1/2, Taman Perindustrian Puchong Utama, 47100 Puchong, Selangor, Malaysia (“Assignee”)

(Assignor and Assignee shall individually be referred to as a “Party”, and collectively as the “Parties”.)

WITNESSETH:

WHEREAS, Assignor executed a binding Letter of Intent on May 20, 2010 (“LOI”) pursuant to which Assignor will purchase all of the rights and assets, including but not limited to, accounts receivable; inventory at lower of cost or fair market value; certain assets; customer lists; databases; sales, service and vendor contracts constituting the solar energy business of  BlueCircle Technology Sdn Bhd subject to completion of a due diligence and agreement on the final terms and conditions of the proposed Transaction.

WHEREAS, Assignor and Triband Resources executed a Joint Venture Agreement on June 14, 2010 (“JVA”) which the Assignor will own thirty percent equity interest in the joint venture company Triband Solar-Wind Power Sdn Bhd with an authorized share capital of Ringgit Malaysia Twenty Million (approximately US$6.06 million),

WHEREAS, Triband Solar-Wind Power Sdn Bhd was incorporated to build and operate a 10MW solar-wind hybrid energy farm on a 101 hectare site located in Selangor, Malaysia.

WHEREAS, Assignor wishes to assign all of its rights and obligations under the LOI to Assignee.

WHEREAS, Assignee wishes to enter into a definitive agreement with BlueCircle Technology Sdn Bhd and assume all the rights and obligations of the Assignor.

NOW, THEREFORE, the Parties hereto agree as follows:

Article 1.  Assignment

1.1

Assignor assigns all of its rights, obligations and liabilities under the LOI to Assignee, and Assignee hereby accepts such assignment and agrees to perform all the remaining and obligations of the Assignor (“Assignment”).

1.2

As of the date of execution of this Agreement, Assignor shall have no further rights, obligations, and liabilities of any kind whatsoever under the LOI, including the terms, conditions, covenants, agreements, and exhibits contained therein, shall be binding only on Assignee and  BlueCircle Technology Sdn Bhd

Article 2.  Representations and Warranties

Assignor warrants and represents that the LOI is fully assignable, without modification and remains on the terms contained. Assignor further warrants that it has full right and authority to execute this Agreement.

Article 3.  Indemnification

Assignee shall indemnify and hold harmless Assignor against any and all loss, liability, damage or expenses which may be incurred by Assignor due to any claims of a third party in connection with the breach, default or non-performance of the LOI by Assignee on or after the date of execution of this Agreement.

Article 4.  Consent by BlueCircle Technology Sdn Bhd

Pursuant to the foregoing terms and conditions, BlueCircle Technology Sdn Bhd hereby grants its consent to the Assignment and represents and warrants that it shall not raise any claim against Assignor in connection with the breach, default or non-performance of the LOI by Assignee on or after the date of execution of this Agreement.

Article 5.  Continued Effectiveness

Except as otherwise provided herein, all terms and conditions of the LOI shall remain effective.

Article 6.  General

6.1

Assignee will reimburse Assignor all its due diligence expenses.

6.2

This Agreement contains the entire understanding among the Parties hereto with respect to the matters covered herein and supersedes and cancels any prior understanding with respect to the matters covered herein.

6.3

No changes, alterations or modifications hereto shall be effective unless made in writing and signed by all the Parties.

6.4

This Agreement shall be governed by the laws of Malaysia.

6.5

This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

JUTA KETARA SDN BHD By: /s/ Kamaruddin Bujang Name: Kamaruddin Bujang Title: President and CEO	TRIBAND SOLAR-WIND POWER SDN BHD By: /s/ Lee Kok Leeh Name: Lee Kok Leeh Title: President and CEO

Agreed and Accepted by: BLUECIRCLE TECHNOLOGY SDN BHD By: /s/ Yazlin Amin Name: Yazlin Amin Title: Director

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